Exhibit 99.1

Jefferies Group, Inc.

Notice to Directors and Executive Officers

Suspension of Trading—Sarbanes-Oxley Act Blackout

Jefferies Group, Inc. (“Jefferies”) has received notice from the plan administrator of the Jefferies Group, Inc. Employees’ Profit Sharing Plan and Jefferies Group, Inc. Employee Stock Ownership Plan (collectively, the “Plans”) of a forthcoming blackout period during which participants in the Plans will be unable to direct or diversify amounts invested in individual accounts, obtain a loan from the applicable Plan or obtain a distribution from the applicable Plan. This blackout period is currently expected to begin during the calendar week of February 24, 2013 and end sometime during the calendar week beginning March 3, 2013. This temporary suspension is required by the Plans’ recordkeeper, Fidelity Investments, in connection with the expected closing of the merger with Leucadia National Corporation (“Leucadia”) on or about February 28, 2013. This notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during the blackout period you will be unable to purchase, sell or otherwise acquire or transfer Jefferies common stock or other equity securities (or related securities) of Jefferies. In addition, this period occurs during a time when trading under Jefferies’ Securities Trading Policy is generally not permitted due to quarterly earnings release and does not otherwise change the existing restriction period. Please note that this restriction will not apply to certain trading activities, including (i) any purchases and sales made pursuant to certain written plans satisfying the conditions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended or (ii) dividend reinvestments.

All dates contained in this notice assume that the closing of the merger with Leucadia will occur on February 28, 2013, but if the closing does not occur on that date, you will be provided with updated information regarding the actual date of the closing and any related changes in the blackout period.

If you have any questions about this notice or the required trading restriction, including whether the blackout period has begun or ended, you may obtain information, without charge, by contacting Jefferies Group, Inc., Attention: Michael J. Sharp, Corporate Secretary, 520 Madison Avenue, New York NY 10022 (telephone (212) 284-2300).